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                                  EXHIBIT - 11

                      DIODES INCORPORATED AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                     ----------------------------
                                                         1998            1999
                                                     --------------   -----------
BASIC

  Weighted average number of common
  shares outstanding used in computing
  basic earnings per share                             4,998,422        5,047,237

  Net income                                         $ 1,186,000      $   690,000
                                                     ===========      ===========

Basic earnings per share                             $      0.24      $      0.14
                                                     ===========      ===========

DILUTED

  Weighted average number of common
  shares outstanding used in computing
  basic earnings per share                             4,998,422        5,047,237

  Assumed exercise of stock options                      454,064          186,188
                                                     -----------      -----------

  Weighted average number of common
  shares outstanding used in computing
  diluted earnings per share                           5,452,486        5,233,425

  Net income                                         $ 1,186,000      $   690,000
                                                     ===========      ===========

Diluted earnings per share                           $      0.22      $      0.13
                                                     ===========      ===========


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